Exhibit 23.4

Consent of DLA Piper LLP (US)

            In connection with the Registration Statement on Form S-4 of Independent Bank Corporation for the offer to exchange shares of common stock of Independent Bank Corporation for certain series of trust preferred securities, we hereby consent to the filing of the opinion dated September 6, 2007, as exhibit 8.2 to the Registration Statement and to the reference to our firm under the caption “Material U.S. Federal Income Tax Consequences” in the Prospectus.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

/s/ DLA Piper LLP (US)

Chicago, IL

January 18, 2010